Exhibit 21.1

LIST OF SUBSIDIARIES

The following is a list of the subsidiaries of Small Town Radio, Inc. as of June 30, 2003:
Subsidiary	Jurisdiction of Incorporation
Small Town Radio of Georgia, Inc.	Georgia